Exhibit 10.23

BDCID: 10041380600

Letter of Offer dated March 24, 2025

Tempel Canada Company

5045 North Service Rd

Burlington, ON

L7L 5H6

Attention of: Mr. Dan Magnussen

Re: Loan No. 273240-01

In accordance with this letter of offer of credit as amended from time to time (the “Letter of Offer”), Business Development Bank of Canada (“BDC”) is pleased to offer you the following loan(s) (hereinafter individually or collectively referred to as the “Loan”). The Letter of Offer is open for acceptance until March 26, 2025 (the “Acceptance Date”) and must be received by BDC duly signed no later than the Acceptance Date otherwise it shall automatically be deemed withdrawn by BDC.

LOAN PURPOSE AND FUNDING

Loan Purpose
Construct 250,000 sq ft Building	$40,137,221.00
Development Charges, Soft Costs, and Testing	$8,875,000.00
Contingency	$2,911,650.00
General Contractor Fee	$1,252,281.00
Working Capital	$4,323,848.00
$57,500,000.00

Funding
BDC 273240-01	$57,500,000.00
$57,500,000.00

No change to the Loan Purpose or Funding may be made without BDC’s prior written consent. The proceeds of the Loan may only be used for the Loan Purpose.

DEFINITIONS

In the Letter of Offer, capitalized terms have the meanings described in Schedule “A” – Section I or are defined elsewhere in the text of the Letter of Offer.

Business Development Bank of Canada

4145 North Service Road, Suite 401

Burlington, ON L7L6A3

www.bdc.ca

LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

LENDER

BDC

BORROWER

Tempel Canada Company (the “Borrower”)

GUARANTOR

Worthington Steel, Inc.

(Hereinafter individually or collectively referred to as the “Guarantor”). The terms of each guarantee are set forth in the Security section below.

LOAN AMOUNT

Loan 273240-01: $57,500,000.00

INTEREST RATE

The Loan and all other amounts owing by the Borrower pursuant to the Loan Documents shall bear interest at the following rate:

Loan 273240-01

Floating Rate

During construction, BDC’s Floating Base Rate minus a variance of 1.75% per year (the “Variance 01”). On the date hereof, BDC’s Floating Base Rate is 7.30% per year. Following receipt by the Borrower of a certificate of substantial completion and the release of any amounts held back in the course of construction advances in respect of such construction, the Borrower may choose between (i) BDC’s Floating Base Rate minus a variance of 1.75% per year or (ii) BDC’s Base Rate minus a variance of 1.75% per year.

INTEREST CALCULATION

Interest shall be calculated monthly on the outstanding principal, commencing on the date of the first disbursement, both before and after maturity, Default and judgement.

Arrears of interest or principal and all other amounts owing by the Borrower pursuant to the Loan Documents shall bear interest at the rate applicable to the Loan and shall be calculated and compounded monthly.

REPAYMENT

Principal of the Loan is repayable according to the following table. The balance of the Loan in principal and interest and all other amounts owing pursuant to the Loan Documents shall become due and payable in full on the Maturity Date indicated below.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

Loan 273240-01

Regular

Payments			Start Date	End Date
Number	Frequency	Amount ($)
1	Once	193,660.00	[01/07/2026]	[01/07/2026]
299	Monthly	191,660.00	[01/08/2026]	[01/06/2051]

In addition, interest is payable monthly on the 1st day of the month (the “Payment Date 01”) commencing on the next occurring Payment Date 01 following the first advance on the Loan.

Maturity Date: June 1, 2051 (the “Maturity Date 01”).

PREPAYMENT

Annual Prepayment Privilege: Provided that the Borrower is not in default of any of its obligations to BDC, the Borrower may, once in any 12 month period, prepay up to 15% of the outstanding principal on any Loan without indemnity. The first prepayment can be made at any time more than one year after February 4, 2025. The prepayment privilege is not cumulative and each prepayment on an individual Loan must be at least 12 months subsequent to the last prepayment on that same loan. The prepayment privilege is not transferable from one individual Loan to another and is not applicable if any Loan is being repaid in full. If the loan is prepaid in full within 30 days following receipt of the amount paid as a prepayment privilege, BDC will calculate a prepayment indemnity, effective the day the full balance is repaid, on the amount of the last received prepayment privilege and add it to the prepayment indemnity calculated on the full remaining balance being repaid.

Prepayment Indemnity: In addition to the annual prepayment privilege, the Borrower may prepay at any time all or part of the principal provided that the Borrower pays the interest owing up to the time of the prepayment together with an indemnity equal to:

If the interest rate on the Loan is a floating rate:

−
three months further interest on the principal prepaid at the floating interest rate then applicable to the Loan.

If the interest rate on the Loan is a fixed rate:

−
the sum of (a) three months further interest on the principal prepaid at the fixed interest rate then applicable to the Loan; and (b) the Interest Differential Charge.

Partial prepayments shall be applied regressively on the then last maturing instalments of principal.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

SECURITY

The Loan, interest on the Loan and all other amounts owing pursuant to the Loan Documents shall be secured by the following (the “Security”):

Loan 273240-01

1. First readvanceable mortgage in the principal amount of $57,500,000 on land (approx. 16.71 acres) legally described as PT LT 6 CON 1 NDS, PT 3, 20R11181 S&E PTS 6 TO 10, 20R17168; BURLINGTON; BEING PIN 07202-1746(LT) and PT LT 6 CON 1 NDS, PT 5, 20R11181 S&E PTS 1 TO 5, 20R17168; BURLINGTON, BEING PIN 07202-1749(LT) and building(s) to be constructed located at 3402 and 3416 Appleby Line, Burlington, ON (the "Property"). Property to be owned by Tempel Canada Company. Building location survey or title insurance required.

2. First registered general assignment of rents for each Mortgage securing this Loan. Rent may be paid to lessor until notified by BDC. No prepayment without BDC's approval.

3. General Security Agreement from Tempel Canada Company providing:
(a) a first security interest in all present and after-acquired equipment and fixtures that are situated on, used in connection with or arising from the real estate or business operations located at 3402 and 3416 Appleby Line, Burlington, ON; and,
(b) a security interest in all other present and after acquired personal property, except consumer goods, subject only to priority to PNC Bank, National Association, as agent for certain lenders (PNC in such capacity, the “Agent”), in accordance with an intercreditor agreement between BDC and the Agent which shall include a 120-day occupancy period and other mutual restrictions, all in the form substantially similar to the draft intercreditor agreement previously agreed to by BDC in principle (the “PNC Intercreditor Agreement”).

4. Guarantee from the Guarantor for 20% of the Loan amount outstanding on the date BDC demands payment under this guarantee. Provided that there has never been a Default or Event of Default, such Guarantee shall be automatically released once the principal amount of the Loan outstanding is less than $40,000,000. Notwithstanding that the foregoing release is automatic, any documentation evidencing such release shall be provided upon request by the Guarantor. The Guarantor agrees that until its release, it is directly responsible for the payment of the cancellation, standby and legal fees.

5. Cost overrun and completion guarantee from Worthington Steel, Inc. for the building construction project located at 3402 and 3416 Appleby Line, Burlington, ON.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

DISBURSEMENT

The Loan funds shall be disbursed as follows:

Loan 273240-01

1. Following the Borrower’s full contribution, if applicable, and once security is complete and all Conditions Precedent have been met, BDC will disburse via BDC’s external solicitor/notary as follows:

1) For the construction portion of the loan, BDC will disburse up to 100% of the amount requested in the Quantity surveyor’s report (excluding taxes) until the total amount disbursed by BDC reaches $53,176,152.

Prior to each BDC disbursement for the construction portion of the loan, the Borrower must submit the following documents:

The invoices and/or a progress billing from the general contractor; and

A report, certified by a Quantity surveyor acceptable to BDC, establishing in detail:

−
The stage of completion of the construction project;
−
Any change (proposed or planned) to the initial budget, plans and specifications with the value of these changes;
−
The amount and purpose of advances required for the current period and the expenses incurred and paid, including, if applicable, the Borrower’s full contribution to Funding of the expenditures under the Loan Purpose (excluding applicable taxes);
−
The budgeted costs to be incurred to complete the project;
−
The holdback amounts, required by all parties, including BDC (when required under applicable provincial or territorial legislation).

BDC may, in its sole discretion, require additional and more detailed reporting.

HOLDBACKS

Each disbursement will be subject to a holdback equal to 10% of the amount certified for payment by a Quantity Surveyor acceptable to BDC. The total holdback shall be disbursed only upon completion of the following:

−
Borrower has provided BDC with a copy of the Certificate of Substantial Performance confirming that the entire project is complete, issued by a Quantity Surveyor, in compliance with applicable legislation;
−
The Borrower has provided BDC with satisfactory proof that 60 days have passed following publication of the Certificate of Substantial Performance in a construction trade newspaper; and
−
The Borrower has provided BDC with a final report, satisfactory to BDC in its sole discretion, certified by a Quantity Surveyor acceptable to BDC, confirming:
−
The construction completion date;
−
That all work pertaining to plans and specifications has been completed and there are no deficiencies to the final construction.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

2) For the Working Capital portion of the Loan, BDC will disburse $4,323,848 directly to the Borrower as working capital, as follows:

* $2,000,000 will be disbursed upon confirmation from the Quantity Surveyor that the construction project is at least 50% complete, and the project is on time and on budget; and,

* $2,323,848 will be disbursed upon BDC's receipt of a copy of the Certificate of Substantial Performance confirming that the entire project is complete, issued by a Quantity Surveyor, in compliance with applicable legislation.

Invoices evidencing working capital improvements expenditures are not required.

Upon completion of the construction project and disbursement of the working capital and all holdbacks, any remaining undisbursed portion of this Loan will be cancelled.

2. Without BDC's prior written authorization, the Borrower covenants not to make any changes to the original plans and specifications of the project which would increase or reduce the total cost of the project by an amount exceeding 10%.

Unless otherwise indicated above, funds for each Loan account number shall be disbursed to BDC’s solicitor or notary mandated by BDC for security taking for the Loan.

CONDITIONS PRECEDENT

Any obligation to make any advance under the Letter of Offer is subject to the following conditions being fulfilled to the satisfaction of BDC:

1. Receipt of the Security in form and substance satisfactory to BDC registered as required to perfect and maintain the validity and rank of the security, and such certificates, authorizations, resolutions and legal opinions as BDC may reasonably require.

2. Satisfactory review of all financial information relating to each Loan Party and its business as BDC may reasonably require.

3. No Default or Event of Default shall have occurred.

4. No Material Adverse Change shall have occurred.

5. Provision of documents evidencing expenditures under the Loan Purpose, if applicable.

6. Satisfaction of all applicable disbursement conditions contained in the Disbursement section of this Letter of Offer.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

7. Submit a report certified by an Quantity Surveyor acceptable to BDC confirming:

1. the validity of the construction costs with respect to the contractor’s plans and specifications; and,

2) all permits, licenses and approvals for your activities and to complete your project, including but not limited to zoning, construction, operations, environment, registration with government agencies, health and security have been obtained.

The Borrower is responsible for the payment of all costs of this report.

8. At the time of closing, the lender’s counsel obtains a certificate of incumbency signed by an officer of the borrower/originator certifying the specimen signature of the individual(s) who have signed the relevant agreements on behalf of the borrower/originator.

9. Submit a reliance letter prepared by GHD for the Phase I and Phase II environmental reports dated July 9, 2021 for the site located at 3402 and 3416 Appleby Line, Burlington, ON.

The reliance letter signed by the external environmental consultant must confirm that, as applicable:

1) BDC can use the report(s) to assess environmental risks and potential environmental impact; and

2) BDC shall not be bound by any restrictions contained in the report(s) limiting a potential claim to:

•
an amount of less than the lower of $2,000,000 or the amount of the financing;
•
a period to advance the claim of less than 2 years after the discovery of the qualifying event.

Proof of its professional errors and omissions liability insurance coverage of at least $2,000,000 per claim and in the aggregate must be provided. Moreover, if deemed necessary, BDC might request for evidence of its experience and expertise and client references.

The Borrower is responsible for all costs associated with the preparation and delivery of the reliance letter, if applicable.

10. CCDC contract, sub-contract, waivers and acknowledgements, along with any other required documentation deemed appropriate, must be reviewed by and be acceptable to BDC's external solicitor and the BDC, in its sole opinion. Impact of tariffs to Guaranteed Maximum Price to be included as part of this review.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

LAPSING DATE

Loan 273240-01

Lapsing Date: March 21, 2026 (the “Lapsing Date 01”).

Any undisbursed portion of a Loan shall lapse and be cancelled on the occurrence of the earliest of the following events:

a)
on the applicable Lapsing Date indicated above; or
b)
on the date the Borrower notifies BDC of its intention to cancel the Loan; or
c)
on the date BDC issues a notice to the Borrower that an Event of Default has occurred and that BDC has terminated its obligation to make any further advances under the Loan.

Each of the above is hereby considered a “Lapsing Event” and shall be subject to Cancellation Fees as provided for in this Letter of Offer.

UNDERLYING CONDITIONS

The following conditions shall apply throughout the term of the Loan:

1. Based on the annual audited financial statement for Tempel Canada Company and starting as of May 31, 2026:

(i) As of the end of each fiscal year, tested based on the audited annual financial statements of Tempel Canada Company, maintain a Total Debt to Tangible Equity Ratio of 1.00:1.00. “Total Debt to Tangible Equity Ratio” means, as of any date of determination, the ratio of (a) the sum of the Term Debt and the Subordinated Debt on such date over (b) the Tangible Equity on such date;

(ii) As of the end of each fiscal year, tested based on the audited annual financial statements of Tempel Canada Company, maintain a Fixed Charge Coverage Ratio (FCCR) equal to or greater than 1.15:1.00. Notwithstanding the definition of “FCCR” set forth in Section I of Schedule “A” hereto, the FCCR calculation shall exclude Unfunded Capital Expenditures associated with new equipment purchases for and bringing the Subject Property (3402 & 3416 Appleby Line, Burlington, ON) online, for fiscal period 2025 and 2026.

2. The borrower and guarantor agree to assume all program cost overruns without prejudice to the security held by BDC.

3. The borrower must obtain BDC's prior written consent before declaring or paying dividends, distributions or any share redemptions.

4. Tempel Canada Company will continue to retain key management positions (including VP for Transformer Core Division) in Canada.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

5. You will supply BDC with in-house financial statements on quarterly basis, no later than 45 days following the month end.

Concurrent with the submission of these financial statements, you will provide a quarterly report for the equipment purchase project for the new Burlington manufacturing plant budgeted at approximately $56,000,000 which must include the following information, the whole to BDC’s satisfaction:
- The initial budget;
- Any change to the initial budget;
- The total costs paid to date, including deposits and payments;
- The budgeted costs to complete the project;
- Source of funds for deposits and payments;
- Invoices or purchase orders for equipment purchased.

Within 90 days following the last disbursement, the Borrower is to prepare and submit a list describing all existing and/or newly acquired equipment having a purchase price greater or equal to $20,000, as well as all motor vehicles, trailers, mobile homes, boats, outboard motors and aircraft regardless of their purchase price, located at 3402 and 3416 Appleby Line, Burlington, ON and pledged as Security in this Letter of Offer.

This condition will remain in effect until completion of the construction project and all new equipment has been purchased and all new and existing equipment has been installed. After completion of the construction project, quarterly in house financial statements (without the additional reporting) shall be required in accordance with the Reporting Obligations section below.

6. During the term of the loan we modify our definition of distributions to mean:

−
Distributions: means, for any period of twelve consecutive months: (i) the payment or declaration of any dividend (or distribution in case of a partnership); (ii) the purchase, redemption or other acquisition or retirement of any capital stock (including the premium paid); (iii) the variation of subordinated loans or advances from the shareholders, partners, directors or other related entities; (iv) the variation of loans or advances to the shareholders, partners, directors or other, related entities outside of normal course of business operations. For any given year, the sum of items (i), (ii), (iii) and (iv) cannot be negative. For certainty, the definition of “Distributions” set out immediately above supersedes the definition of “Distributions” set forth in Section I of Schedule “A” hereto.

7. BDC will automatically release the guarantee of Worthington Steel, Inc. securing your loan number 273240-01 if, in the sole opinion of BDC, all the following conditions have been met:

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

−
The principal amount of the Loan outstanding has been reduced to less than $40,000,000;
−
At such time of release, no Default or Event of Default shall have occurred.

8. Notwithstanding the Annual Prepayment Privilege paragraph of this Letter of Offer, provided that the Borrower is not in default of any of its obligations to BDC, the Borrower may, once in any 12 months period, prepay up to 25% of the outstanding principal on the Loan without indemnity. All other terms and conditions of the Annual Prepayment Privilege paragraph and the Prepayment section shall continue to apply.

9. Notwithstanding the Reporting Obligations section of the Letter of Offer, you will provide to BDC the required financial statements within 120 days of fiscal year-end.

10. Notwithstanding any other provision set forth in any Loan Document, provided the “PNC Intercreditor Agreement” with the Agent (or any successor agent thereto which is satisfactory to BDC, acting reasonably) remains in full force and effect, no further consent or amendment shall be required under the Loan to authorize release of any subordinate interest in any PNC Priority Collateral (as defined in the PNC Intercreditor Agreement).

11. You agree that no equipment located at 3402 and 3416 Appleby Line, Burlington, ON shall be moved from this location without BDC's prior written consent, other than equipment that is broken or no longer useful.

12. Notwithstanding any reporting requirements herein, the annual financial statements of the Guarantor shall be deemed to be delivered on the date on which such information is available on the website of the SEC at http://www.sec.gov.

13. The shareholders of a Public Issuer shall be exempted from the covenants contained under the heading “Additional Covenants: Ineligible Activities” in Section III of Schedule “A” hereto, as well as paragraphs 12 and 13 of Section IV of Schedule “A” hereto.

14. Notwithstanding any reporting requirements herein, the annual financial statements of the Guarantor shall be deemed to be delivered on the date on which such information is available on the website of the SEC at http://www.sec.gov.

15. The shareholders of a Public Issuer shall be exempted from the covenants contained under the heading “Additional Covenants: Ineligible Activities” in Section III of Schedule “A” hereto, as well as paragraphs 12 and 13 of Section IV of Schedule “A” hereto.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

REPRESENTATIONS AND WARRANTIES

The Loan Parties make the representations and warranties in Schedule “A” – Section II. These representations and warranties shall survive the execution of the Letter of Offer and shall continue in force and effect until the full payment and performance of all obligations of the Loan Parties pursuant to the Loan Documents.

COVENANTS

Each Loan Party shall perform the covenants in Schedule “A” – Section III. These covenants shall survive the execution of the Letter of Offer and shall continue in force and effect until the full payment and performance of all obligations of the Loan Parties pursuant to the Loan Documents (other than contingent or indemnity obligations for which no claim has been made in writing by the Person entitled thereof) (“Payment in Full”).

REPORTING OBLIGATIONS

The Borrower shall provide to BDC the following financial statements and other documents:

Company	Type	Frequency	Period Ending
Tempel Canada Company	Audited	Annual	May
Worthington Steel, Inc.	Consolidated Audited	Annual	May
Tempel Canada Company	In House	Quarterly	February, May, August, November

The above annual financial statements and other documents indicated as required annually shall be provided to BDC within 90 days following the applicable Period Ending.

If financial statements or other documents are required more frequently than on an annual basis, same shall be provided to BDC within 45 days following each applicable Frequency.

In addition, the Borrower shall provide any other financial and operating statements and reports as and when BDC may reasonably require.

The Loan Parties also agree that the Reporting Obligations above shall apply to all other existing BDC loans to the same Borrower, if any, and the letter(s) of offer for such existing loans are deemed amended accordingly. Furthermore, such amended Reporting Obligations shall continue to be effective in respect of said existing letters of offer notwithstanding that this Letter of Offer may be reimbursed or cancelled.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

EVENTS OF DEFAULT

The occurrence of any of the events listed in Schedule “A” – Section IV constitutes an event of default under the Letter of Offer (each an “Event of Default”). If an Event of Default occurs, any obligation of BDC to make any advance, shall, at BDC’s option, terminate and BDC may, at its option, demand immediate payment of the Loan and enforce any Security. Notwithstanding any other provision of this Letter of Offer or any other Loan Document, the parties hereto agree that the time limited for commencement of any action to enforce the obligations of the Borrowers and Guarantors, including the enforcement of any Security, shall not commence until BDC has issued a written demand for full payment of the Loan.

The exercise by BDC of any of its rights shall not preclude it from exercising any other rights resulting from this Letter of Offer or Loan Documents, as BDC’s rights are cumulative and not alternative. No action or omission on the part of BDC shall constitute or imply a renunciation of its rights to determine that a Default or Event of Default has occurred or to avail itself of its rights resulting therefrom.

FEES

Cancellation Fee

If the Loan is not fully disbursed due to a Lapsing Event, regardless of the reason for the Lapsing Event, the Loan Parties shall pay BDC a cancellation fee in proportion to the percentage of the Loan that is cancelled, based on the amount below being the fee if 100% of the Loan is cancelled. No cancellation fee will be payable if less than 50% of the Loan is cancelled. If the Loan includes funds to refinance an existing BDC Loan, those funds shall be excluded from the calculation of the percentage of the Loan that is cancelled.

The cancellation fee is payable on demand and is liquidated damages, not a penalty, and represents a reasonable estimate of BDC's damages should the Loan be cancelled or allowed to lapse in whole or in part.

Loan 273240-01

Cancellation Fee: $100,000.00 (the “Cancellation Fee 01”).

Standby Fee

The Loan Parties shall pay BDC a non-refundable standby fee calculated at a rate as indicated below on the portion of the Loan which has not been advanced or cancelled. This fee shall be calculated daily and be payable in arrears commencing on the date indicated below and on each Payment Date thereafter.

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

Loan 273240-01

Rate: 1.50% per annum
Date: August 4, 2026

Legal Fees and Other Expenses

The Loan Parties shall pay, on demand, all legal fees and reasonable expenses and other out-of-pocket costs of BDC, incurred in connection with the Loan and the Loan Documents, whether or not any documentation is entered into or any advance is made to the Borrower. All legal and other reasonable out-of-pocket expenses of BDC in connection with any amendment or waiver related to the Loan and the Loan documents shall also be for the account of the Loan Parties.

All costs, fees, expenses and protective disbursements incurred for the enforcement of the Loan and the Loan Documents are payable by the Loan Parties, including the full amount of all legal and professional fees and expenses paid by BDC at the rate at which those amounts are billed to BDC.

Loan Management Fee

The Loan Parties shall pay BDC an annual management fee as indicated below. This management fee is payable annually on the Payment Date immediately following each anniversary of the first advance of the specific Loan account number. This fee is non-refundable.

Loan 273240-01

$5,000.00 per year (the “Management Fee 01”).

Transaction Fees

The Borrower shall pay BDC loan amendment and Security processing fees charged for the administrative handling of the Loan.

CONFLICTS

The Loan Documents constitute the entire agreement between BDC and the Loan Parties. To the extent that any provision of the Letter of Offer is inconsistent with or in conflict with the provisions of the other Loan Documents, such provision of the Letter of Offer shall govern.

INDEMNITY

The Borrower shall indemnify and hold BDC harmless against any and all claims, damages, losses, liabilities and expenses incurred, suffered or sustained by BDC by reason of or relating directly or indirectly to the Loan Documents save and except any

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

such claim, damage, loss, liability and expense resulting from the gross negligence or wilful misconduct of BDC.

GOVERNING LAW

This Letter of Offer shall be governed by and construed in accordance with the laws of the jurisdiction in which the Business Centre of BDC is located as shown on the first page of this Letter of Offer.

SUCCESSORS AND ASSIGNS

The Letter of Offer shall extend to and be binding on each Loan Party and BDC and their respective permitted successors and assigns. BDC, in its sole discretion, may assign, sell or grant participation in (a “transfer”) all or any part of its rights and obligations under the Loan or the Loan Documents to any third party, and the Loan Parties agree to sign any documents and take any actions that BDC may reasonably require in connection with any such transfer, provided that, prior to the occurrence of a Default, BDC may only transfer to any third party to which the Borrower has reasonably consented (other than an affiliate of or successor to BDC, which shall not require any such consent both prior to or after any Default). Upon completion of the transfer, the third party will have the same rights and obligations under the Loan Documents as if it were a party to them, with respect to all rights and obligations included in the transfer and BDC will be released to the extent of any interest under the Loan or Loan Documents it assigns. BDC may disclose information it has in connection with the Borrower or any Loan Party to any actual or prospective transferee. No Loan Party shall have the right to assign any of its rights or obligations under or pursuant to the Loan Documents without BDC’s prior written consent.

ACCEPTANCE

The Letter of Offer and any modification of it may be signed and accepted by an original ink signature or by electronic signature as permitted by BDC, and may be delivered on paper, fax, or in an electronic format (PDF) through BDC’s electronic client portal, or any other electronic means of communication acceptable to BDC. It may also be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Letter of Offer.

SCHEDULE

The Letter of Offer includes Schedule “A” which contains Definitions, Representations and Warranties, Covenants, Events of Default and General Terms and Conditions. Schedule “A” has been inserted after the signature page and forms an integral part of the Letter of Offer.

LANGUAGE CLAUSE

The parties hereby confirm their express wish that the Letter of Offer and all related documents be drawn up in the English language. Les parties reconnaissent leur volonté

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LETTER OF OFFER Tempel Canada Company - 273240, March 24, 2025

expresse que la présente lettre d’offre ainsi que tous les documents qui s'y rattachent soient rédigés en langue anglaise.

ACCEPTANCE

Each Loan Party hereby accepts the terms and conditions set forth above and in the attached Schedule “A”.

This ______ day of ___________________ 20___.

Tempel Canada Company

___________________________________________, Authorized Signing Officer

Name: ________________________________

[Please print name of signing party]

GUARANTOR

Worthington Steel, Inc.

___________________________________________, Authorized Signing Officer

Name: ________________________________

[Please print name of signing party]

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Tempel Canada Company SCHEDULE “A”

March 24, 2025

SECTION I - DEFINITIONS

A.
General Definitions:

“ABL Credit Facility” means the credit facility evidenced by that certain Revolving Credit and Security Agreement dated as of November 30, 2023 by and among the Agent, the Guarantor, certain subsidiaries of the Guarantor from time to time party thereto, and the lenders party thereto from time to time, as the same may be amended, modified, supplemented, restated, refinanced or replaced from time to time.

“BDC's Base Rate” – means the annual rate of interest announced by BDC through its offices from time to time as its base rate and, as the case may be, subject to a discount for the duration, applicable to each of BDC's fixed interest rate plans then in effect for determining the fixed interest rates on Canadian dollar loans.

“BDC's Floating Base Rate” – means the annual rate of interest announced by BDC through its offices from time to time as its floating rate then in effect for determining the floating interest rates on Canadian dollar loans. The interest rate applicable to the Loan shall vary automatically without notice to the Borrower upon each change in BDC's Floating Base Rate.

“BDC's US Dollar Floating Base Rate” – means the 1-month US Dollar floating base rate set the last business day of each month for the following month for determining the floating interest rates on US Dollar loans. The interest rate applicable to the Loan shall vary automatically without notice to the Borrower upon each change in BDC's US Dollar Floating Base Rate. BDC's US Dollar Floating Base Rate for the period from the date of the first advance on the Loan to the first business day of the following month will be the 1-month US Dollar floating base rate as established by BDC on the first business day of the month in which the funds are disbursed. Thereafter, the 1-month US Dollar Floating Base Rate may vary on the first business day of each month.

“Change of Control” – means any transaction or series of transactions pursuant to which the Control of a Person is transferred from one Person to another.

“Control” – means the power to, directly or indirectly, acting alone or together with other Persons, direct or cause the direction of the management, business, affairs or policies of a Loan Party, whether through ownership of partnership interests, trust interests, or voting securities, by contract or otherwise, including, but without limiting the generality of the foregoing, in the case of a corporation, a Person is deemed to control a corporation if such Person (or such Person and its affiliates) holds, directly or indirectly, more than fifty per cent (50%) of the voting rights of the corporation. For the purposes of this definition, indirect control will include, without limitation, control that is exercised by one Person over another, through an intermediary that is controlled by the first.

“Corresponding Fixed Interest Rate Plan” – means, at any time in respect of a prepayment, the fixed interest rate plan then being offered by BDC to its clients equal to the number of years, rounded to the nearest year (minimum of one year), from the date

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such prepayment is received to the next scheduled Interest Adjustment Date (or the Maturity Date if earlier).

“Default” – means an Event of Default or any condition that, with the giving of notice, the passage of time or otherwise, could constitute an Event of Default.

“Equity Interests” – means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated) of such Person’s capital, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, which carry the right to vote on the election of directors or individuals exercising similar functions in respect of such Person and/or which entitle their holder to participate in the profits of such Person.

“Interest Adjustment Date” – means, in respect of any fixed interest rate plan, the day after the Interest Expiration Date of such fixed interest rate plan.

“Interest Differential Charge” – means, in respect of the prepayment of the Loan for any portion of the Loan on a fixed interest rate plan or the selection by the Borrower of a new interest rate plan prior to the Interest Expiration Date, if, on the date of the prepayment or the selection of the new plan, as applicable, the BDC’s Base Rate for the Corresponding Fixed Interest Rate Plan is lower than the BDC’s Base Rate in effect when the Borrower entered or renewed the fixed interest rate plan, whichever is most recent, the amount calculated as follows:

i.
the difference between the two rates;
ii.
such interest differential is multiplied by the principal that would have been outstanding at each future Payment Date until the next Interest Adjustment Date (or the maturity of the principal if earlier);
iii.
the Interest Differential Charge is the present value of those monthly amounts calculated using BDC’s Base Rate for the Corresponding Fixed Interest Rate Plan as the discount rate. In the case of partial prepayment, the Interest Differential Charge will be reduced in the same proportion as the amount prepaid bears to the principal outstanding on the Loan at the time prepayment is received. If the Loan is secured by a mortgage or a hypothec on real estate and the Loan is prepaid in full after 5 years from the date of the mortgage or hypothec, the Interest Differential Charge shall not be payable if the mortgage or hypothec is given by an individual and shall only be payable if permitted under the Interest Act.

“Interest Expiration Date” – means the date on which a fixed interest rate plan expires.

“Loan” – shall have the meaning indicated in the Letter of Offer, or, as the context may require, at any time the unpaid principal balance of the Loan.

“Loan Authorization Date” means March 21, 2025.

“Loan Documents” – means, collectively, the application for financing, the Letter of Offer, the security contemplated by the Letter of Offer and all other documents, instruments and agreements delivered in connection with the foregoing.

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“Loan Party” – means either the Borrower or the Guarantor and “Loan Parties” means collectively each of the Borrower and the Guarantor.

“Material Adverse Change” – means:

i.
a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects, of any Loan Party, or any Person who Controls a Loan Party;
ii.
a material impairment of the ability of any Loan Party to perform any of their obligations under any Loan Document; or
iii.
a material adverse effect upon any substantial portion of the assets subject to security in favour of BDC or upon the legality, validity, binding effect, rank or enforceability of any Loan Document.

“Person” – includes any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, limited partnership, governmental authority or other entity, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative and any other form of organization or entity whatsoever.

“Public Issuer” – means any Loan Party whose Equity Interests are listed or posted for trading on the Toronto Stock Exchange or the TSX Venture Exchange or any other stock exchange or over-the-counter market acceptable to BDC.

“Public Issuer Notice” – means a written notice delivered by a Public Issuer to BDC as described in the Covenants section of this Schedule “A”.

B.
Financial Definitions – the following definitions apply if used in this Letter of Offer:

“Adjusted EBITDA” – means EBITDA adjusted by gains/losses on disposal of assets, other non-cash adjustments presented in the statement of cash flow and all extraordinary items presented as per GAAP financial measures.

“ASPE” – means accounting standards for private enterprises. ASPE are the Canadian generally accepted accounting principles (GAAP) approved by the Accounting Standards Board for private enterprises in Canada who have not elected to adopt IFRS.

“Available Funds” – means in respect of any Loan Party for any period of 12 months, the sum of the net profits before non-recurring or non-operating items that are not related to normal operations (as designated by the external accountant) plus depreciation and amortization; plus deferred income taxes; and minus dividends.

“Available Funds Coverage Ratio” – means the ratio of Available Funds over the Current Portion of Term Debt.

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“Capital Expenditures” – means, with respect to any period of 12 consecutive months, all payments or accruals for any (i) property, plant and equipment, (ii) intangible assets and (iii) development costs that are required to be capitalized under GAAP.

“Current Portion of Term Debt or CPTD” – means the scheduled principal payments on Term Debt and lease payments on capital leases over the next 12-month period.

“Debt-to-capital ratio” – means the ratio of (A) the sum of (i) outstanding operating line of credit and (ii) Term Debt; by (B) the sum of (i) outstanding operating line of credit, (ii) Term Debt, and (iii) Tangible Equity.

“Distributions” – means, for any period of 12 consecutive months, the total of the following:

i. the payment or declaration of any dividend (or distribution in case of a partnership or trust);
ii. the purchase, redemption or other acquisition or retirement of any capital stock (including the premium paid);
iii. the change in subordinated loans or advances from the shareholders, partners, directors, or other related entities; and
iv. the change in loans or advances to the shareholders, partners, directors, or other related entities.
The sum of items (i), (ii), (iii) and (iv) cannot be negative.

“EBITDA” – means earnings before Interest Expenses, taxes, depreciation, and amortization.

“Fixed Charge Coverage Ratio or FCCR” – means, for any period, the ratio of (A) Adjusted EBITDA for such period less (i) current income taxes during such period taken from the annual financial statements, (ii) Unfunded Capital Expenditures incurred during the applicable period, (iii) Distributions paid during such period; by (B) the sum of (i) CPTD and (ii) the Interest Expenses for such period.

“GAAP” – means Generally Accepted Accounting Principles, with respect to broad principles and conventions of general application as well as rules and procedures that determine accepted accounting practices at a particular time (including, without limitation, IFRS, ASPE, US GAAP, etc., as the case may be). Unless otherwise specifically provided herein, any accounting term used in this Letter of Offer shall have the meaning customarily given such term in accordance with GAAP and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.

“IFRS” – means International Financial Reporting Standards. IFRS are the Canadian generally accepted accounting principles (GAAP) approved by the Accounting Standards Board for publicly accountable enterprises and other categories of reporting entities who are permitted, but not required, to apply this set of standards.

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Tempel Canada Company SCHEDULE “A”

“Interest Expenses” – means financial expenses (i.e. interest on short-term and long-term debt, on Subordinated Debt, and on capital leases, excluding any bank charges) as reflected in the statement of earnings.

“Subordinated Debt” – means debt with or without a convertible feature and with or without a variable return that normally ranks behind that of the senior secured lenders. Depending on the structure, the instrument of return may include interest, fixed/variable bonuses, royalties, bonus equity, warrants, or dividends; provided that, for the avoidance of doubt, Subordinated Debt shall not include the obligations of any Loan Party in respect of the ABL Credit Facility.

“Tangible Equity” – means the sum of the share capital (owners’ capital for non-incorporated businesses); plus retained earnings (accumulated net income); plus contributed surplus; plus postponed loans or advances from the shareholders (owners) and related businesses; minus loans or advances to the shareholders (owners), directors, related or non-related entities; minus the book value of shares redeemable at the holder’s option, or shares subject to a formal redemption agreement.

“Term Debt” – means the sum of the long-term debt, the Subordinated Debt, and the capital leases including the current portion to be paid over the next 12 months; plus the redemption amount of shares redeemable at the holder’s option, or shares subject to a formal redemption agreement.

“Total Debt/Adjusted EBITDA Ratio” – means the ratio of (A) the sum of (i) outstanding operating line of credit and (ii) Term Debt; by (B) Adjusted EBITDA.

“Total Debt to Tangible Equity Ratio” – means, as of any date of determination, the ratio of (a) the sum of the Term Debt and the Subordinated Debt on such date over (b) the Tangible Equity on such date.

“Unfunded Capital Expenditures” – means, with respect to any period of 12 consecutive months, the aggregate of all Capital Expenditures incurred less the sum of (i) net cash proceeds generated from the sales of tangible and intangible assets, (ii) issuance of net new Term Debt, and (iii) issuance of new equity; provided that, for the fiscal years ending 2025 and 2026, Unfunded Capital Expenditures shall not include Capital Expenditures associated with new equipment purchases for and bringing the Subject Property (3402 & 3416 Appleby Line, Burlington, ON) online, for fiscal period 2025 and 2026.

“Working Capital” – means the total of current assets minus the total of current liabilities. Current assets includes, but is not limited to, the following: cash on deposit, accounts receivable (trade and other), inventory and prepaid expenses. Current liabilities includes, but is not limited to, the following: bank advances, cheques in transit, accounts payable (trade and other) and the Current Portion of Term Debt.

“Working Capital Ratio” – means the ratio of the total current assets over the total current liabilities. Current assets includes, but is not limited to, the following: cash on deposit, accounts receivable (trade and other), inventory and prepaid expenses. Current liabilities

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includes, but is not limited to, the following: bank advances, cheques in transit, accounts payable (trade and other) and the Current Portion of Term Debt.

SECTION II – REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to BDC that:

1. For any Loan Party other than an individual guarantor, it is a sole-proprietorship, partnership, trust or corporation, as the case may be, duly constituted, validly existing and duly registered or qualified to carry on business in each jurisdiction where it is required by applicable laws to be so registered or qualified.

2. The execution, delivery, and performance of its obligations under the Letter of Offer and the other Loan Documents to which it is a party have been duly authorized and constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

3. It is not in violation of any applicable law, which violation would reasonably be expected to constitute a Material Adverse Change.

4. Since May 31, 2024, no Material Adverse Change has occurred and there are no circumstances or events that constitute or would constitute, with the lapse of time, the giving of notice or otherwise, a Material Adverse Change.

5. No Default or Event of Default exists.

6. All information provided by it to BDC is complete and accurate in all material respects and does not omit any material fact and, without limiting the generality of the foregoing, all financial statements delivered by it to BDC fairly present its financial condition as of the date of such financial statements and the results of its operations for the period covered by such financial statements, all in accordance with GAAP.

7. There is no ongoing, pending or threatened claim, action, prosecution or proceeding of any kind before any court, tribunal, government board or agency including but not limited to non-compliance with environmental law or arising from the presence or release of any contaminant against it or its assets before any court or administrative agency which, if adversely determined, could lead to a Material Adverse Change.

8. Neither the Loan Party, nor any officer or director of a Loan Party, has been charged with, pled guilty to, or has been convicted of, a criminal offence (other than a conviction for which a Pardon has been granted or other than a criminal offence which has been disclosed in writing to BDC prior to issuing this Letter of Offer).

9. In respect of properties and assets charged to BDC, it has good and marketable title, free and clear of any encumbrances, except those encumbrances (a) which BDC has accepted in writing, (b) that are set forth in the applicable title policy and (c) that are granted under the ABL Credit Facility.

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Tempel Canada Company SCHEDULE “A”

The foregoing representations and warranties shall remain in force and true until the Loan is repaid in full.

SECTION III – COVENANTS

Until Payment in Full:

1. Each Loan Party shall perform their obligations and covenants under the Loan Documents.

2. Each Loan Party shall not take any action that affects the enforceability of the Security contemplated by this Letter of Offer.

3. Each Loan Party shall notify BDC immediately of the occurrence of any Default under the Letter of Offer or any other Loan Documents of which it becomes aware.

4. Comply with all applicable laws and regulations.

5. Observe BDC’s insurance requirements:

a. Keep all secured assets insured for physical damages and losses on an “All-Risks” basis, including Equipment Breakdown (or Boiler & Machinery) where applicable, for their full replacement value and cause all such insurance policies to name BDC as loss payee as its interests may appear. The policies shall also name BDC as mortgagee and include a standard mortgage clause in respect of buildings over which BDC holds Security;

b. Maintain adequate Marine and/or Aviation insurance for all secured Aircraft or Marine vessels;

c. If required as further Security, assign or hypothecate all insurance proceeds to BDC;

d. If requested by BDC, maintain adequate Commercial General Liability insurance, and/or Environmental Liability and Clean-Up insurance, including BDC as additional insured to protect it against any losses or claims arising from pollution or contamination incidents, or other risks associated with the Borrower’s business, or any other type of insurance BDC may reasonably require;

e. Ensure that all insurance policies include a 30-days prior notice of cancellation clause in favour of BDC;

f. Provide certificates of insurance for all such policies; and

g. Maintain all insurance policies in effect to BDC’s reasonable standards for the duration of the Loan.

6. Notify BDC immediately of any material loss or damage to their property.

7. Without limiting the generality of paragraph 4 above, in relation to its business operations, projects and all assets of any nature, operate in conformity with all environmental laws and regulations; make certain that its assets are and shall remain free of environmental damage; inform BDC immediately upon becoming aware of any material environmental issue and promptly provide BDC with copies of all communications with environmental authorities and all environmental assessments;

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pay the cost of any external environmental consultant engaged by BDC to effect an environmental audit and the cost of any environmental rehabilitation or removal necessary to protect, preserve or remediate the assets, including any fine or penalty BDC is obligated to incur by reason of any statute, order or directive by a competent authority.

8. Promptly pay all government remittances, assessments and taxes and provide BDC with proof of payments as BDC may request from time to time. Specifically regarding real estate property or other taxes on lands mortgaged to BDC, if a Loan Party fails to pay any instalment of such taxes when due, BDC may, in its reasonable discretion, provide written notice to the Borrower requiring the Loan Parties to pay BDC monthly payments as calculated by BDC to establish a tax reserve account, and in such event, the Loan Parties hereby authorize BDC to collect monthly pre-authorized payments and to pay the relevant taxing authority as required. No further consent from the Loan Parties shall be required. Should there be insufficient funds to satisfy the taxes owing, the Loan Parties will pay the shortfall. BDC will not be responsible for funding the shortfall or any arrears, including interest and other charges. The Loan Parties shall either instruct the taxing authority to forward a copy of the tax notice to BDC or shall deliver a copy to BDC upon receipt. Funds in this reserve account will earn interest in accordance with BDC’s policy then in effect and will be held by BDC as Security for the Loan. After Default, BDC will not have any ongoing responsibility to pay the taxes and any funds in the reserve account may be applied towards any amounts owing to BDC.

9. Each Loan Party shall promptly furnish to BDC such information, reports, certificates, and other documents concerning any Loan Party as BDC may reasonably request from time to time, including, but not limited to, information regarding the ownership and control of the Borrower.

10. The Borrower shall not, without the prior written consent of BDC (not to be unreasonably withheld):

a. Change the nature of its business;

b. Change its jurisdiction of incorporation, formation or continuance, or the jurisdiction in which its chief place of business, chief executive office or registered office is located; or

c. Amalgamate with or merge into any other Person, or sell or otherwise transfer a substantial part of its business or any substantial part of its assets.

d. Permit or allow any transaction, including but not limited to the sale, transfer, or issuance of an Equity Interest, that would result in a Person who is not a Loan Party acquiring:

i. a direct Equity Interest in a Loan Party; or

ii. an indirect Equity Interest in a Loan Party of 25% or more. For the purposes of this subparagraph (ii), an indirect Equity Interest means an Equity Interest held by a Person through one or more intermediaries.

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This paragraph (d) shall not apply to the sale, transfer, or issuance of any Equity Interests in a Public Issuer.

11. When a Loan Party is Public Issuer:

a. deliver a notice to BDC for its review and approval, within 5 business days after any Person or group of Persons, acting jointly or in concert, directly or indirectly, acquire Equity Interests resulting in the ownership of 20% or more of the Equity Interests of such Public Issuer. This Public Issuer Notice shall contain the names and addresses of any Person or group of Persons that acquired such Equity Interests together with the details of the Equity Interests so acquired; and

b. repay the Loan in full, including accrued interest, costs and any other outstanding amounts, within 60 days from the date on which BDC notifies the Borrower in writing that BDC, in its sole discretion, is not satisfied with the issuance or transfer of Equity Interests identified in the notice required by paragraph (a) above.

Additional Covenants: Ineligible Activities

In addition to the above list of Covenants, no Loan Party shall engage in, or permit their respective shareholders, directors or officers to engage in, or permit their premises to be used by a tenant or other Person for, any activity which BDC, from time to time, deems ineligible, including without limitation any of the following ineligible activities:

a. businesses that: 1) are engaged in or associated with illegal activities or fail to comply with applicable Canadian legislation that restricts dealings, including trade, between Canadians and governments or residents of countries that are proscribed by the Canadian government or illegally trade in proscribed goods; 2) violate applicable laws with respect to human rights, labour, the environment and anti-corruption; or 3) violate standards with respect to public health and safety or professional conduct, in each case as prescribed by applicable law or by a professional governing body;

b. businesses that: 1) promote or incite violence, cruel behaviour or hatred; 2) organize, produce, advertise, sell or disseminate intense violent content (18+ or unrated content); 3) discriminate on any basis protected under the Canadian Human Rights Act; 4) participate in, support, engage or indirectly promote any form of human rights abuse; or 5) operate a business organizing or perpetrating violent or cruel behaviour; or

c. businesses that operate any form of sexually exploitive business or promote sexually explicit content, including, but not limited to, produce, advertise, sell or disseminate pornographic content or sexually explicit content (18+ or unrated content).

BDC's finding that there is an ineligible activity shall be final and binding between the parties and will not be subject to review. The prohibitions set out in this section shall also

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apply to any entity that directly or indirectly controls, is controlled by, or that is under the common control with, any Loan Party.

SECTION IV – EVENTS OF DEFAULT

1. (a) Any Loan Party fails to pay any principal on the Loan, or (b) any Loan Party fails to pay interest on the Loan or any other fee, charge, amount or liability provided for herein or in any Loan Document within three (3) business days of the same becoming due and payable.

2. Any Loan Party fails to satisfy, comply with, or perform any covenant or other obligation, other than financial covenants, under the Loan Documents which is not cured within ten (10) days after the earlier to occur of (a) BDC’s notifying the Borrower of such default, or (b) the obtaining of knowledge of such default by any Loan Party.

3. Any Loan Party fails to satisfy, comply with, or perform any financial covenant under the Loan Documents.

4. Any Loan Party is in default under any other agreement with BDC or any third party for the granting of a loan or other financial assistance in excess of $1,000,000 and such default remains unremedied or unwaived after any cure period provided in such other agreement.

5. Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been false or misleading in any material respect when made or deemed to have been made.

6. Any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of any Loan Party to BDC in connection with the Loan is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

7. The occurrence of a Material Adverse Change.

8. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay its debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of such Loan party; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

9. Any Loan Party ceases or threatens to cease to carry on all or a substantial part of its business.

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Tempel Canada Company SCHEDULE “A”

10. The occurrence of a Change of Control of the Borrower to the extent that the Borrower ceases to be Controlled, directly or indirectly, the Guarantor, without BDC’s written consent.

11. Any Loan Party, who is a Public Issuer, fails to deliver a Public Issuer Notice when required to do so, or fails to repay the Loan in full, including accrued interest, costs and any other outstanding amounts, within 60 days after receiving written notice that BDC is not satisfied with the Public Issuer Notice.

12. Any Loan Party, any Person who Controls a Loan Party, or any officer, director, or shareholder of a Loan Party, is in violation of any applicable law relating to terrorism or money laundering, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

13. Any Loan Party, any Person who Controls a Loan Party, or any officer, director, or shareholder of a Loan Party, is in violation of trade and economic sanctions imposed by the Parliament of Canada

SECTION V – GENERAL TERMS AND CONDITIONS

Each Loan Party agrees to the following additional provisions:

Other Available Interest Rate Plans

Upon acceptance of the Letter of Offer, the Borrower can select one of BDC’s other available fixed or floating interest rate plans. If the selection is made before the Acceptance Date, there is no fee and the selected plan shall be based on BDC's Base Rate in effect on the Loan Authorization Date. If the selection is made after the initial Acceptance Date, there is a fee and an Interest Differential Charge may apply. The new rate shall become effective on the date on which the written request is received by BDC. However, in the event of a period of increased interest rate volatility, which will be determined by a fluctuation of greater than 0.5% during the same transaction day of the yield to maturity of the five-year Canada bond benchmark, BDC reserves the right to suspend the borrower’s right to switch from a floating interest rate plan to a fixed interest rate plan.

Standby Fee Date Change When Switching From Floating to Fixed Rate Plans – Not applicable to Equipment Line Loans

If the Borrower selects a floating rate interest plan at the time the Letter of Offer is accepted and subsequently switches to a fixed interest rate plan, the Standby Fee applicable to the Loan shall become payable as follows:

a. if the change is made within 2 months after the Loan Authorization Date, the Standby Fee shall become payable 2 months after the Loan Authorization Date; or

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Tempel Canada Company SCHEDULE “A”

b. if the change is made more than 2 months after the Loan Authorization Date, the Standby Fee shall become payable on the date the new fixed interest plan takes effect.

There will be no change to the Standby Fee payment schedule if the Borrower elects to switch from a fixed rate interest plan to a floating rate interest plan.

Interest Adjustment Date

Provided no Default has occurred and is continuing, prior to each Interest Adjustment Date, BDC shall advise the Borrower of BDC’s Base Rates then in effect for the fixed interest rate plans available. Not later than on the current Interest Expiration Date, the Borrower shall select a new interest rate plan. If the Borrower selects a new fixed interest rate plan, effective on the Interest Adjustment Date, the interest rate for the Loan shall be BDC's Base Rate applicable to the fixed interest rate plan selected by the Borrower adjusted by the Variance which new rate shall be applicable until the next Interest Expiration Date. If the Loan is on a fixed interest rate plan with blended payments of principal and interest, the repayment schedule shall be adjusted on each Interest Adjustment Date. If the Borrower has not advised BDC in writing of its choice before an Interest Adjustment Date, the Loan shall automatically switch to BDC’s floating interest rate plan on the Interest Adjustment Date with an interest rate being BDC's Floating Base Rate as adjusted by the Variance. Outstanding principal for blended payment loans shall then be divided in equal monthly instalments to be paid until Maturity Date.

In the event BDC should demand repayment of the Loan by reason of an Event of Default, any fixed interest rate applicable at the time of demand shall continue to apply to the Loan until full repayment and shall not be adjusted at the next Interest Adjustment Date.

Pre-Authorized Payment

All payments provided for in the Letter of Offer must be made by pre-authorized payments from the Borrower’s bank account. The Borrower shall sign all documentation required to that effect.

Application of Payments

All payments shall be applied in the following order:

1. any prepayment indemnity (including the monthly interest and Interest Differential Charge)

2. protective disbursements;

3. standby fees (arrears and current);

4. arrears, in the following order: transaction fees, administration fees, management fees, interest and principal;

5. current balances, in the following order: transaction fees, management fees, interest and principal;

6. cancellation fees;

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7. credits to the tax reserve account and asset maintenance and upgrade account, if applicable; and

8. other amounts due and payable.

Other than regular payments of principal and interest, BDC may apply any other monies received by it, before or after Default, to any debt the Borrower may owe BDC under or pursuant to the Letter of Offer or any other agreement and BDC may change those applications from time to time.

Consent to Obtaining Information

The Loan Parties hereby consent to BDC:

a. collecting personal and business information and using such information for business, analytics and marketing purposes as described in the Policy on confidentiality and use of personal and business information (the “Policy”) available at bdc.ca/en/confidentiality;

b. sharing the personal and business information with BDC service providers only for them to provide the services BDC asks from them, such as processing credit verification, background checks and other matters explained in the Policy; and

c. sharing the personal and business information with authorities in case of fraud or suspected fraud, and with other financial institutions to prevent or control fraud or when there is a breach of a financing agreement with BDC.

Notices

Notices must be in writing and may be given in person, or by letter sent by fax, mail, courier or electronically; if to the Borrower, at the Borrower's address above or such other addresses as the Borrower may advise BDC in writing, or if to BDC, at BDC's address above.

Joint and Several Liability

Each Loan Party shall be jointly and severally (solidarily) liable with each other to BDC for the full performance of all obligations under the Loan Documents in accordance with the provisions thereof.

Anti-Money Laundering/Know Your Client

Each Loan Party acknowledges that, pursuant to prudent banking practices in respect of “knowing your client”, BDC, in compliance with its internal policies, is required to verify and record information regarding the Loan Parties, their directors, officers, Persons holding direct or indirect Equity Interests in a Loan Party, and other Persons in Control of each Loan Party. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by BDC or any prospective assignee or other financial institution participating in the Loan with

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Tempel Canada Company SCHEDULE “A”

BDC, in order to comply with internal policies and applicable laws on anti-money laundering and anti-terrorist financing.

Confidentiality

The Loan Parties shall not disclose the contents of this Letter of Offer to anyone except (i) their respective affiliates, employees, and professional advisors (including counsel), (ii) as required or requested by any applicable agents, regulators or governmental authorities, including the U.S. Securities and Exchange Commission, having jurisdiction over the Loan Parties, or (iii) in connection with a judicial proceeding or upon the order of a court of competent jurisdiction.

Changes in Accounting Standards

In the event that a Loan Party adopts any changes in its accounting standards which have an effect on any provision in the Letter of Offer relying on financial statement calculations, BDC and the Loan Parties shall negotiate in good faith to amend the provisions of this Letter of Offer that relate to the calculation of such covenants with the intent of having the respective positions of BDC and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the date hereof; provided, that, until any such amendments have been agreed upon, the covenants in this Letter of Offer shall be calculated as if no such change in GAAP had occurred and the Loan Parties shall provide additional financial statements or supplements thereto and/or calculations regarding financial covenants as BDC may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

63601972.7

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